Exhibit 99.2
Dendreon Completes Submission of Biologics License Application to FDA for
PROVENGE in Hormone Refractory Prostate Cancer
SEATTLE, WA, November 13, 2006 — Dendreon Corporation (Nasdaq: DNDN) today announced that the final portion of the Biologics License Application (BLA) for PROVENGE® (sipuleucel-T) has been electronically submitted to the U.S. Food and Drug Administration (FDA), which completes its rolling submission that began in August 2006.
Dendreon is seeking marketing approval for PROVENGE for the treatment of asymptomatic, metastatic, androgen-independent (also known as hormone-refractory) prostate cancer. As part of the PROVENGE BLA submission, Dendreon has requested a Priority Review designation from the FDA, which, if granted, would give the FDA six months from the Agency’s receipt of the submission to take action on the application.
“The submission of the BLA for the first active cellular immunotherapy for cancer is a major milestone for the Company and the prostate cancer community, and I would like to congratulate our dedicated employees who have worked tirelessly in helping us to reach this historic goal,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “This application is the culmination of 10 years of rigorous clinical study and the dedication and involvement of hundreds of patients and physicians. The survival benefit we observed in our clinical program, combined with the favorable safety profile of PROVENGE form the basis of our submission, and we look forward to working with the FDA to make PROVENGE available to the many men with advanced prostate cancer who currently have few appealing treatment options.”
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 232,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year of the disease.
The BLA submission is based primarily on a double-blind, placebo-controlled Phase 3 Study known as D9901 that was published in the July issue of the Journal of Clinical Oncology. The study showed that the group of men with asymptomatic, metastatic, androgen-independent prostate cancer who received PROVENGE had a median survival time 4.5 months longer than the median survival seen in the group that had been assigned to receive placebo. For the men who received PROVENGE, there was a 41 percent overall reduction in the risk of death (p-value = 0.010; HR = 1.7). In addition, 34 percent of patients receiving PROVENGE were alive 36 months after treatment compared to 11 percent of patients randomized to receive placebo.
About PROVENGE
PROVENGE (sipuleucel-T) is an investigational product that may represent the first in a new class of active cellular immunotherapies (ACIs) that are uniquely designed to stimulate a patient’s own immune system. PROVENGE is in late-stage clinical development for the treatment of patients with advanced prostate cancer. In clinical studies, patients typically received three infusions over a one-month period as a complete course of therapy.
Treatment with PROVENGE was generally well tolerated. In controlled clinical trials, the most common adverse reactions associated with PROVENGE were chills, fever, headache, fatigue, shortness of breath, vomiting and tremor. These events were primarily low grade events, with a short duration lasting 1 to 2 days following infusion.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate a cell-mediated immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500